EXHIBIT 3.1.4

EXHIBIT A-1

Olie Inc.

300 Jameson House, 838 West Hastings Street, Vancouver, BC  Canada   V6C OA6Phone:  604 669-9000

June 25, 2013

The affiliate debt of Robert Gardner was incurred between October 2012 and June 2013 as evidenced by the attached statement and is in the total amount of $282,389.17.

/s/ Robert Gardner

Signed    Robert Gardner "President"